UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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QUALITY SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

AHMED HUSSEIN
IBRAHIM FAWZY
EDWIN HOFFMAN
MURRAY BRENNAN, M.D.
THOMAS R. DIBENEDETTO
JOSEPH D. STILWELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ibrahim Fawzy
28 Adly Street
Cairo, Egypt

August 24, 2008

Dear fellow shareholders:

As you know, I have been a member of the board of directors of Quality Systems, Inc. since September 2005, and am a member of the slate of six nominees proposed for election at this year's annual meeting by Ahmed Hussein. I have reviewed QSI's recent communications to you in this proxy fight, as well as Mr. Hussein's filings with the SEC. I find the statements made by QSI to be evasive and nonresponsive to the issues raised by Mr. Hussein, Mr. Hoffman and myself.

The filings by Mr. Hussein paint an accurate picture of events at QSI board meetings. I agree with Mr. Hussein that the minutes of board meetings generally are unacceptable and do not accurately reflect what has transpired. I agree that Mr. Razin acts as a total dictator, exercising control over management and the QSI board. Certain board members of QSI have never voted against a resolution introduced by Mr. Razin. In contrast, at one board meeting alone, in which Mr. Razin proposed 16 separate resolutions, I voted the opposite way from Mr. Hussein 11 times. I find the way in which the QSI board conducts itself to be dysfunctional. Issues of governance raised by Mr. Hussein, Mr. Hoffman and myself, including Mr. Razin's executive, controlling leadership, have not been addressed by the QSI board in any meaningful way.

Mr. Razin and Vince Love, another QSI director, responded to our complaints about board governance by making personal, ethnic attacks on Mr. Hussein and myself that impugn our motives and integrity. Mr. Razin has even called Mr. Hussein a terrorist, while Mr. Love accused Mr. Hussein of violating securities laws while serving as chair of QSI's audit committee. Mr. Hussein, Mr. Hoffman and myself requested a board meeting to address this issue. Mr. Love did not attend this board meeting and the rest of the directors voted 5 to 3 not to require Mr. Love to provide additional information regarding these accusations. Mr. Hussein and his lawyer told the board that QSI needed to investigate these charges in order to safeguard QSI and satisfy its disclosure obligations in the event the accusations proved to be correct. QSI's board counsel, who subsequently resigned without explanation, also advised the board to respond to Mr. Hussein's demand for an investigation, but they failed to do so.

It was also Mr. Love who raised the issue of Mr. Hussein's involvement with the Middle East Paper Company (SIMO). I informed the board that I was the chair of the Egypt Investment Authority at the time these events took place, and that Mr. Hussein had handled himself forthrightly with total integrity. Through my positions with the Egyptian government, I am completely familiar with Mr. Hussein's actions with regard to SIMO and Nobria Agriculture. The courts in Egypt at all stages supported the actions of Mr. Hussein against the government (of which I was a member). In my view, QSI's references to "permutations" of Mr. Hussein's name constitute a slur on ethnic and cultural differences.

I am privileged to have known Mr. Hussein for over 45 years. Over the years, Mr. Hussein has lost friends by standing up to men like Mr. Razin, and others even more powerful. I can vouch for the fact that even those who are at odds with Mr. Hussein hold him in the highest esteem for his honor, competence, efficiency, integrity and hard work. I believe the company's vicious personal attacks on Mr. Hussein constitute irresponsible tactics intended to divert shareholders from addressing the governance issues that plague QSI.

Based on my three years as a director, I believe that QSI has the potential to be a great company, facilitating improvements in patient care and the healthcare profession. A failure to address the serious issues raised by Mr. Hussein, Mr. Hoffman and myself, in my view, will adversely affect your investment.

I am indeed honored to have been asked to join the blue ribbon slate of nominees proposed by Mr. Hussein. I am confident that our slate will work for the interests of all of QSI's shareholders, making decisions based on their own best judgment and independent of the influence of management, Mr. Razin and Mr. Hussein.

Sincerely,

Ibrahim Fawzy